UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 30, 2017

Waters Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	01-14010	13-3668640
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

34 Maple Street, Milford, Massachusetts	01757
(Address of Principal Executive Offices)	(Zip Code)

(508) 478-2000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01	Entry into a Material Definitive Agreement.

Item 1.02	Termination of a Material Definitive Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Waters Corporation entered into a Credit Agreement dated as of November 30, 2017 (the “Credit Agreement”), by and among Waters Corporation, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. The obligations of Waters Corporation under the Credit Agreement are unsecured and guaranteed by Waters Corporation’s domestic subsidiaries. The Credit Agreement provides for a five year unsecured $300 million term loan and a $1.5 billion revolving facility, which includes a letter of credit subfacility. Waters Corporation may, on one or more occasions, request that commitments be increased by an amount of not less than $25 million, up to an aggregate additional amount of $200 million. Existing lenders under the Credit Agreement are not obligated to increase commitments, and Waters Corporation can seek to bring in additional lenders. The term loan and the revolving facility both mature on November 30, 2022, and require no scheduled prepayments before that date.

On November 30, 2017, Waters Corporation borrowed the $300 million term loan and $1.01 billion under the revolving facility, for an aggregate of $1.31 billion borrowed. Waters Corporation used these borrowings to repay without penalty the outstanding amounts under its previous credit agreement, entered into June 25, 2013, also with JPMorgan Chase Bank, N.A., as administrative agent, and a group of lenders.

Amounts repaid or prepaid in respect of term loans may not be reborrowed. The Company may borrow under the revolving facility from time to time in US Dollars or Euro. The Company may borrow, prepay and re-borrow revolving loans. The interest rates applicable to the term loan and revolving loans under the Credit Agreement are, at Waters Corporation’s option, equal to either the Alternate Base Rate (which is a rate per annum equal to the greatest of (a) the prime rate, (b) the Federal Reserve Bank of New York Rate plus  1⁄2 of 1% per annum and (c) the LIBO rate for a deposit in US Dollars with a maturity of one month plus 1% per annum), or the applicable 1, 2, 3, or 6 month LIBO rate or EURIBOR rate for Euro denominated loans, in each case plus an interest rate margin based upon Waters Corporation’s leverage ratio, which can range between 0 to 12.5 basis points for Alternate Base Rate loans and between 80 and 112.5 basis points for LIBO rate or EURIBOR rate loans. The facility fee on the Credit Agreement ranges between 7.5 and 25 basis points per annum, based on the leverage ratio, of the amount of the revolving facility commitments and the outstanding term loan.

The Credit Agreement requires that Waters Corporation comply with an interest coverage ratio test of not less than 3.50:1, similar to the previous credit agreement, as of the end of any fiscal quarter for any period of four consecutive fiscal quarters, and a leverage ratio test of not more than 3.50:1, similar to the previous credit agreement, as of the end of any fiscal quarter. Following the completion of a material acquisition, the Company may elect to increase the maximum leverage ratio to 4.00:1.00 at the end of and for the fiscal quarter during which such material acquisition occurred and for each of the following three consecutive fiscal quarters. In addition, the Credit Agreement includes negative covenants that are customary for investment grade credit facilities and are similar in nature to those contained in the previous credit agreement. The Credit Agreement also contains certain customary representations and warranties, affirmative covenants and events of default, similar in nature to those in the previous credit agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WATERS CORPORATION

Dated: December 4, 2017	By:	/s/ Sherry Buck
	Name:	Sherry Buck
	Title:	Senior Vice President, Chief Financial Officer